EXHIBIT 99.4





                2004 - 2006 PERFORMANCE SHARE PLAN
      FOR OFFICERS AND KEY EMPLOYEES, AS AMENDED AND RESTATED
                       AS OF MARCH 29, 2006

Purpose

The purpose of the 2004 - 2006 AMR Corporation Performance Share Plan ("Plan") for Officers and Key Employees is to provide greater incentive to officers and key employees of the subsidiaries and affiliates of AMR Corporation ("AMR" or the "Corporation") to achieve the highest level of individual performance and to meet or exceed specified goals during the time frame 2004 to 2006 which will contribute to the success of the Corporation.

The Plan is adopted under the 1998 Long Term Incentive Plan (the "LTIP") as amended.

Definitions

For purposes of the Plan, the following definitions will control:

"Affiliate" is defined as a subsidiary of AMR or any entity that is designated by the Committee as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

"Committee" is defined as the Compensation Committee, or its successor, of the AMR Board of Directors (the "Board").

"Comparator Group" is defined as the seven U.S. based carriers including AMR Corporation, Continental Airlines, Inc., Delta Air
Lines, Inc., JetBlue Airways, Northwest Airlines Corp., Southwest
Airlines Co., and US Airways Group, Inc.

"Corporate Objectives" is defined as being the objectives established by the Committee at the beginning of each fiscal year during the Measurement Period.

"Measurement Period" is defined as the three year period beginning January 1, 2004, and ending December 31, 2006.

"Total Shareholder Return (TSR)" is defined as the rate of return reflecting stock price appreciation plus reinvestment of dividends over the Measurement Period. The average Daily Closing Stock Price (adjusted for splits and dividends) for the three months prior to the beginning and ending points of the Measurement Period will be used to smooth out market fluctuations.

"Daily Closing Stock Price" is defined as the stock price at the close of trading (4:00 PM EST) of the National Exchange on which the stock is traded.

"National Exchange" is defined as one of the New York Stock
Exchange (NYSE), the National Association of Stock Dealers and
Quotes (NASDAQ), or the American Stock Exchange (AMEX).

Accumulation of Award

Any distribution under the Plan will be determined by (i) the Corporation's TSR rank within the Comparator Group, (ii) (for senior officers of American Airlines, Inc. "American") the Corporation's attainment of the Corporate Objectives and (iii) the terms and conditions of the award agreement between the Corporation and the employee. The distribution percentage of a target award pursuant to the TSR metric and based on rank, is specified below:

      Granted Target Award - Percent of Target Based on Rank
Rank       7       6        5       4        3       2        1
Payout %   0%     25%      50%     75%     100%    135%     175%


In the event that a carrier (or carriers) in the Comparator Group ceases to trade on a National Exchange at any point in the Measurement Period, the following distribution percentage of a target award, based on rank and the number of remaining comparators, will be used accordingly.

                           6 Comparators

      Granted Target Award - Percent of Target Based on Rank
Rank        6         5         4        3         2         1
Payout %    0%       50%       75%      100%      135%     175%

                           5 Comparators

      Granted Target Award - Percent of Target Based on Rank
Rank           5          4          3           2          1
Payout %      50%        75%        100%       135%        175%

                           4 Comparators

      Granted Target Award - Percent of Target Based on Rank
Rank              4             3            2             1
Payout %         75%           100%         135%          175%


                           3 Comparators

      Granted Target Award - Percent of Target Based on Rank

 Rank         3         2         1
Payout %     50%      135%      175%

At the end of each fiscal year during the Measurement Period, the Committee will determine whether the Corporate Objectives have been achieved. At the end of the Measurement Period, the Committee will determine the distribution of an Award based upon the TSR metric and, with respect to senior officer awards, the Corporate Objectives.

Administration

The Committee shall have authority to administer and interpret the Plan, establish administrative rules, approve eligible participants, and take any other action necessary for the proper and efficient operation of the Plan. The distribution percentage of a target award, if any, will be determined based on an audit of AMR's TSR rank by the General Auditor of American. A summary of awards under the Plan shall be provided to the Board at the first regular meeting following determination of the awards. Awards, if any, will be distributed in cash and stock. The Committee will determine the precise allocation between cash and stock on April 18, 2007. The cash payment will be made on April 30, 2007, and any such payment will be based upon the Fair Market Value of the Corporation's Common Stock on April 18, 2007, or such date the award is approved for payment by the Committee. Stock to be distributed under this Plan will be distributed on April 19, 2007, or on the business day that immediately follows the date on which the Committee approves the distribution of an award.

General

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or participant the right to be retained in the employ of American or an Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive an award as may have been expressly awarded by the Committee subject to the terms and conditions of the award agreement between the Corporation and the employee.

In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Corporation, whether similar or dissimilar, (each a "Force Majeure Event"), which Force Majeure Event affects the Corporation or its Subsidiaries or its Affiliates, the Committee, in its sole discretion, may (i) terminate or (ii) suspend, delay, defer (for such period of time as the Committee may deem necessary), or substitute any awards due currently or in the future under the Plan, including, but not limited to, any awards that have accrued to the benefit of participants but have not yet been paid, in any case to the extent permitted under Proposed Treasury Regulation 1.409A-3(d) and/or 1.409A-3(e), or successor guidance thereto.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American or its Affiliates to any unauthorized party and, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or its Affiliates or after such employment is terminated, and
(iii) not to solicit any then current employees of American or any other Subsidiaries of the Corporation to join the employee at his or her new place of employment after his or her employment with American or its Affiliates is terminated. The failure by the employee to abide by the foregoing obligations shall result in the award being forfeited in its entirety.

The Committee may amend, suspend, or terminate the Plan at any time.